STRYKER REPORTS SECOND QUARTER 2013 RESULTS

Kalamazoo, Michigan - July 18, 2013 - Stryker Corporation (NYSE:SYK) reported operating results for the second quarter of 2013:

Second Quarter Highlights

•	Net sales growth of 5.0% to $2.2 billion

•	Reconstructive increased 5.6% as reported, 7.6% constant currency

•	MedSurg increased 4.2% as reported, 4.8% constant currency

•	Neurotechnology and Spine increased 5.4% as reported, 7.5% constant currency

•	Adjusted diluted net earnings per share(1) increased 2.0% to $1.00

•	Reported diluted net earnings per share decreased 34.1% to $0.56

•	Cash flow from operations increased 20.3% in the first half

“We delivered another solid quarter of operational results with balanced sales growth across all segments and geographies, as well as strong cash flow performance,” said Kevin A. Lobo, President and Chief Executive Officer. “Our earnings per share was impacted by foreign exchange headwinds which we expect to continue throughout the year.”

Sales Analysis

Consolidated net sales of $2.2 billion increased 5.0% in the quarter compared to the prior year. Net sales in the quarter grew by 7.8% due to increased unit volume and changes in product mix and 0.6% as a result of acquisitions. Net sales in the quarter were unfavorably impacted by 1.9% due to changes in price and 1.5% due to the unfavorable impact of foreign currency exchange rates on net sales. Excluding the impact of acquisitions, net sales increased 5.9% in constant currency over the prior year.

Reconstructive net sales of $979 million increased 5.6% in the quarter compared to the prior year, as reported, and 7.6% in constant currency. Net sales in the quarter grew by 9.9% due to increased unit volume and changes in product mix and 1.1% as a result of acquisitions. Net sales in the quarter were unfavorably impacted by 3.4% due to changes in price and 2.0% due to the unfavorable impact of foreign currency exchange rates on net sales. Excluding the impact of acquisitions, Reconstructive net sales increased 6.5% in constant currency over the prior year.

MedSurg net sales of $819 million increased 4.2% in the quarter compared to the prior year, as reported, and 4.8% in constant currency. Net sales in the quarter grew by 4.8% due to increased unit volume and changes in product mix but were unfavorably impacted by 0.1% due to changes in price and 0.6% due to the impact of foreign currency exchange rates on net sales.

Neurotechnology and Spine net sales of $414 million increased 5.4% in the quarter compared to the prior year, as reported, and 7.5% in constant currency. Net sales in the quarter grew by 8.8% due to increased unit volume and changes in product mix and 0.8% as a result of acquisitions. Net sales in the quarter were unfavorably impacted by 2.1% due to changes in price and 2.0% due to the unfavorable impact of foreign currency exchange rates on net sales. Excluding the impact of acquisitions, Neurotechnology and Spine net sales increased 6.7% in constant currency over the prior year.

Earnings Analysis

Reported net earnings of $213 million decreased 34.5% in the quarter compared to the prior year. Diluted net earnings per share of $0.56 decreased 34.1% in the quarter over the prior year. Reported net earnings in the quarter includes an additional charge of $170 million ($120 million net of tax or $0.31 per diluted share) related to the previously disclosed voluntary recall of the Rejuvenate and ABG II modular-neck hip stems, bringing total charges recorded for this recall to $400 million. In addition, a charge of $19 million ($22 million net of tax or $0.06 per diluted share) was recorded in the quarter related to two previously disclosed United States regulatory matters. Reported net earnings in the quarter also includes acquisition and integration related charges of $18 million ($15 million net of taxes or $0.04 per diluted share) related to the Neurovascular, Surpass and Trauson acquisitions and restructuring and related charges of $19 million ($10 million net of taxes or $0.03 per diluted share). These charges reduced the reported gross profit margin from 67.7% to 67.0% and the reported operating income margin from 23.3% to 13.1%.

Excluding the charges described above, adjusted net earnings(2) of $380 million increased 1.3% in the quarter over the prior year and adjusted diluted net earnings per share(1) of $1.00 increased 2.0% in the quarter over the prior year. Adjusted diluted net earnings per share(1) in the second quarter of 2013 includes approximately $0.03 per diluted share of costs associated with the new Medical Device Excise Tax.

2013 Outlook

For the full year 2013, Stryker is projecting constant currency sales growth in a range of 5.0% to 6.5%. If foreign currency exchange rates hold near current levels, the Company anticipates net sales will be negatively impacted by approximately 1.5% to 2.5% in both the third quarter and full year of 2013. Excluding the expected impact of foreign currency and acquisitions, projected 2013 sales growth is 4.0% to 5.5% for the full year.
The Company now projects 2013 adjusted diluted net earnings per share(1) to be in a range of $4.20 to $4.26.

1)	A reconciliation of reported diluted net earnings per share to adjusted diluted net earnings per share, a non-GAAP financial measure, and other important information, appears below.

2)	A reconciliation of reported net earnings to adjusted net earnings, a non-GAAP financial measure, and other important information, appears below.

Conference Call on Thursday, July 18, 2013.
As previously announced, the Company will host a conference call on Thursday, July 18, 2013 at 4:30 p.m., Eastern Time, to discuss the Company's operating results for the quarter ended June 30, 2013 and provide an operational update.
To participate in the conference call, dial (866) 436-9172 (domestic) or (630) 691-2760 (international) and be prepared to provide confirmation number 34454647 to the operator.
A simultaneous webcast of the call will be accessible via the Company's website at www.stryker.com. The call will be archived on this site for 90 days.
A recording of the call will also be available from 7:30 p.m., Eastern Time, on Thursday, July 18, 2013, until 11:59 p.m., Eastern Time, on Thursday, July 25, 2013. To hear this recording, dial (888) 843-7419 (domestic) or 630-652-3042 (international) and enter the passcode 34454647#.

Forward-Looking Statements
This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the ultimate total cost with respect to the Rejuvenate and ABG II matter; the impact of investigative and legal proceedings and compliance risks; resolution of tax audits; the impact of the federal legislation to reform the United States healthcare system; changes in financial markets; changes in the competitive environment; our ability to integrate acquisitions; and our ability to realize anticipated cost savings as a result of workforce reductions and other restructuring activities. Additional information concerning these and other factors are contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
Stryker is one of the world's leading medical technology companies and is dedicated to helping healthcare professionals perform their jobs more efficiently while enhancing patient care. We offer a diverse array of innovative medical technologies, including reconstructive, medical and surgical, and neurotechnology and spine products to help people lead more active and more satisfying lives. For more information about Stryker, please visit www.stryker.com.

For investor inquiries please contact:
Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com

STRYKER CORPORATION (Unaudited - Millions of Dollars, Except Per Share Amounts) CONDENSED STATEMENTS OF EARNINGS

	Three Months			Six Months
	2013	2012	% Change	2013	2012	% Change
Net sales	$2,212	$2,106	5.0	$4,402	$4,267	3.2
Cost of sales	730	672	8.6	1,443	1,381	4.5
GROSS PROFIT	1,482	1,434	3.3	2,959	2,886	2.5
% of sales	67.0%	68.1%		67.2%	67.6%
Research, development & engineering expenses	132	116	13.8	261	228	14.5
Selling general & administrative expenses	1,015	823	23.3	1,931	1,642	17.6
Intangibles amortization	36	31	16.1	68	62	9.7
Restructuring charges	9	19	(52.6)	23	33	(30.3)
	1,192	989	20.5	2,283	1,965	16.2
OPERATING INCOME	290	445	(34.8)	676	921	(26.6)
% of sales	13.1%	21.1%		15.4%	21.6%
Other income (expense)	(21)	(10)	110.0	(32)	(18)	77.8
EARNINGS BEFORE INCOME TAXES	269	435	(38.2)	644	903	(28.7)
Income Taxes	56	110	(49.1)	127	228	(44.3)
NET EARNINGS	$213	$325	(34.5)	$517	$675	(23.4)
Net earnings per share
Basic	$0.56	$0.85	(34.1)	$1.36	$1.77	(23.2)
Diluted	$0.56	$0.85	(34.1)	$1.35	$1.76	(23.3)
Average shares outstanding
Basic	378.0	381.0		378.8	381.0
Diluted	381.0	383.3		382.0	383.5
CONDENSED BALANCE SHEETS

	June	December
	2013	2012
ASSETS
Cash and cash equivalents	$971	$1,395
Marketable securities	3,681	2,890
Accounts receivable (net)	1,413	1,430
Inventories	1,345	1,265
Other current assets	1,279	1,168
TOTAL CURRENT ASSETS	8,689	8,148
Property, plant and equipment (net)	1,021	948
Goodwill and other intangibles (net)	4,117	3,566
Other assets	555	544
TOTAL ASSETS	$14,382	$13,206
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$1,971	$1,876
Other liabilities	1,066	987
Long-term debt	2,742	1,746
Shareholders' equity	8,603	8,597
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$14,382	$13,206
CONDENSED STATEMENTS OF CASH FLOWS

	Three Months		Six Months
	2013	2012	2013	2012
OPERATING ACTIVITIES
Net earnings	$213	$325	$517	$675
Depreciation	43	38	81	77
Intangibles amortization	36	31	68	62
Restructuring charges	10	19	24	33
Changes in operating assets and liabilities and other, net	54	44	(98)	(355)
NET CASH PROVIDED BY OPERATING ACTIVITIES	356	457	592	492
INVESTING ACTIVITIES
Acquisitions, net of cash acquired	(62)	(1)	(662)	(10)
Proceeds from sales of (purchases of) marketable securities, net	(1,089)	436	(800)	374
Purchases of property, plant and equipment	(47)	(51)	(96)	(103)
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(1,198)	384	(1,558)	261
FINANCING ACTIVITIES
Borrowings (repayments) of debt, net	2	(5)	1,011	1
Dividends paid	(100)	(81)	(201)	(162)
Repurchase and retirement of common stock	—	(39)	(250)	(89)
Other	5	(23)	(2)	(26)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(93)	(148)	558	(276)
Effect of exchange rate changes on cash and cash equivalents	(7)	10	(16)	11
CHANGE IN CASH AND CASH EQUIVALENTS	$(942)	$703	$(424)	$488

STRYKER CORPORATION For the Three Month and Six Month Periods Ended June 30, 2013 (Unaudited - Millions of Dollars) CONDENSED SALES ANALYSIS

	Three Months				Six Months
			% Change				% Change
	2013	2012	As Reported	Constant Currency	2013	2012	As Reported	Constant Currency
Geographic sales
U.S.	$1,458	$1,384	5.4	5.4	$2,899	$2,768	4.7	4.7
International	754	722	4.2	8.6	1,503	1,499	0.3	4.2
NET SALES	$2,212	$2,106	5.0	6.5	$4,402	$4,267	3.2	4.5
Worldwide sales
Reconstructive	$979	$927	5.6	7.6	$1,948	$1,885	3.3	5.2
MedSurg	819	786	4.2	4.8	1,643	1,607	2.2	2.8
Neurotechnology and Spine	414	393	5.4	7.5	811	775	4.7	6.6
NET SALES	$2,212	$2,106	5.0	6.5	$4,402	$4,267	3.2	4.5

SUPPLEMENTAL SALES GROWTH ANALYSIS

	Three Months
			% Change
					U.S.	International
	2013	2012	As Reported	Constant Currency	As Reported	As Reported	Constant Currency
Reconstructive
Hips	$319	$308	3.5	6.0	6.0	0.6	5.9
Knees	340	329	3.4	4.7	1.8	6.7	10.4
Trauma and Extremities	266	233	14.4	17.0	18.9	9.8	15.0
TOTAL RECONSTRUCTIVE	979	927	5.6	7.6	6.3	4.6	9.4
MedSurg
Instruments	315	314	0.4	1.4	1.1	(1.4)	2.2
Endoscopy	274	264	4.0	4.6	4.8	2.1	3.9
Medical	172	158	9.2	9.3	6.3	22.1	22.5
TOTAL MEDSURG	819	786	4.2	4.8	4.4	3.4	5.8
Neurotechnology and Spine
Neurotechnology	227	212	6.9	9.6	9.6	3.1	9.5
Spine	187	181	3.8	5.0	2.7	6.6	11.0
TOTAL NEUROTECHNOLOGY AND SPINE	414	393	5.4	7.5	6.0	4.4	10.1

	Six Months
			% Change
					U.S.	International
	2013	2012	As Reported	Constant Currency	As Reported	As Reported	Constant Currency
Reconstructive
Hips	$627	$620	1.1	3.4	4.8	(3.0)	1.7
Knees	685	681	0.6	1.7	0.7	0.5	3.7
Trauma and Extremities	532	476	11.8	14.2	22.5	1.9	6.5
TOTAL RECONSTRUCTIVE	1,948	1,885	3.3	5.2	6.4	(0.7)	3.5
MedSurg
Instruments	627	628	(0.1)	0.8	(0.1)	(0.2)	3.2
Endoscopy	552	543	1.8	2.5	1.8	1.8	4.1
Medical	354	337	5.0	5.1	5.3	3.9	4.7
TOTAL MEDSURG	1,643	1,607	2.2	2.8	2.5	1.3	3.8
Neurotechnology and Spine
Neurotechnology	448	413	8.5	11.0	11.9	3.8	9.8
Spine	363	362	0.4	1.6	1.4	(2.0)	2.1
TOTAL NEUROTECHNOLOGY AND SPINE	811	775	4.7	6.6	6.4	1.6	6.9

SUPPLEMENTAL INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

We supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial measures, including percentage sales growth in constant currency; adjusted gross profit; adjusted selling, general and administrative expenses; adjusted operating income; adjusted effective income tax rate; adjusted net earnings; and adjusted diluted net earnings per share. We believe that these non-GAAP measures provide meaningful information to assist investors and shareholders in understanding our financial results and assessing our prospects for future performance and are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results and provide a baseline for analyzing trends in our underlying businesses. Management uses these non-GAAP financial measures for reviewing the operating results of reportable business segments, and for analyzing potential future business trends in connection with our budget process and bases certain annual bonus plans on these non-GAAP financial measures. To measure percentage sales growth in constant currency, we remove the impact of changes in foreign currency exchange rates that affect the comparability and trend of sales. Percentage sales growth in constant currency is calculated by translating current year results at prior year average foreign currency exchange rates. To measure earnings performance on a consistent and comparable basis, we exclude certain items that affect the comparability of operating results and the trend of earnings. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales growth, gross profit, selling, general and administrative expenses, operating income, effective tax rate, net earnings and diluted net earnings per share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of our business. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The following reconciles the non-GAAP financial measures discussed above with the most directly comparable GAAP financial measures:
STRYKER CORPORATION For the Three Month and Six Month Periods Ended June 30, 2013 and 2012 (Unaudited - Millions of Dollars, Except Per Share Amounts) RECONCILIATION OF ACTUAL RESULTS TO ADJUSTED RESULTS

Three Months Ended June 30	Gross Profit		Selling, General and Administrative Expenses		Operating Income		Net Earnings		Effective Tax Rate		Diluted EPS
	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012
AS REPORTED	$1,482	$1,434	$1,015	$823	$290	$445	$213	$325	20.8%	25.3%	$0.56	$0.85
Acquisition and integration related charges (a)
Inventory stepped up to fair value	8	3	—	—	8	3	6	1	—	0.4	0.02	—
Other acquisition and integration related	—	—	(10)	(8)	10	8	9	4	(0.2)	0.3	0.02	0.01
Restructuring and related charges (b)	7	—	(3)	—	19	19	10	12	1.5	0.6	0.03	0.03
Rejuvenate/ABG II hip recall charges (c)	—	—	(170)	—	170	—	120	—	3.8	—	0.31	—
Regulatory matters (d)	—	—	(19)	(33)	19	33	22	33	(2.6)	(1.9)	0.06	0.09
ADJUSTED	$1,497	$1,437	$813	$782	$516	$508	$380	$375	23.3%	24.7%	$1.00	$0.98

Six Months Ended June 30	Gross Profit		Selling, General and Administrative Expenses		Operating Income		Net Earnings		Effective Tax Rate		Diluted EPS
	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012
AS REPORTED	$2,959	$2,886	$1,931	$1,642	$676	$921	$517	$675	19.7%	25.2%	$1.35	$1.76
Acquisition and integration related charges (a)
Inventory stepped up to fair value	8	15	—	—	8	15	6	11	—	0.1	0.02	0.03
Other acquisition and integration related	—	—	(32)	(17)	32	17	26	11	(0.1)	0.2	0.07	0.03
Restructuring and related charges (b)	7	2	(3)	—	33	35	21	24	0.6	0.3	0.06	0.06
Rejuvenate/ABG II hip recall charges (c)	—	—	(210)	—	210	—	152	—	2.0	—	0.40	—
Regulatory matters (d)	—	—	(59)	(33)	59	33	52	33	(0.7)	(0.9)	0.13	0.09
ADJUSTED	$2,974	$2,903	$1,627	$1,592	$1,018	$1,021	$774	$754	21.5%	24.9%	$2.03	$1.97

(a)
In 2011 the Company completed the acquisition of the Neurovascular division of Boston Scientific Corporation, Orthovita, Inc., Memometal Technologies S.A., and Concentric Medical, Inc. In 2012 the Company completed the acquisition of Surpass Medical, Ltd. In 2013 the Company completed the acquisition of Trauson Holdings Company Limited. As a result, the Company has incurred certain acquisition and integration related charges.

(b)	In 2011 the Company announced focused workforce reductions and other restructuring activities and has incurred and will continue to incur certain restructuring and related charges.
(c)	Charges representing our best estimate of the minimum of the range of probable loss to resolve the recall of Rejuvenate / ABG II modular-neck hip stems.
(d)	Charges representing our best estimate of the probable loss to resolve certain previously disclosed regulatory matters.